UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Optical Cable Corp

(Name of Registrant as Specified In Its Charter)

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OPTICAL CABLE CORPORATION

5290 CONCOURSE DRIVE

ROANOKE, VIRGINIA 24019

February 20, 2006

Dear Shareholder:

You are cordially invited to attend Optical Cable Corporation’s (the “Company”) annual meeting of shareholders to be held on March 28, 2006, at 10:00 a.m. local time at the Hotel Roanoke & Conference Center, 110 Shenandoah Avenue Roanoke, Virginia.

You are being asked to do the following:

(1)	elect the Company’s board of directors from the slate of directors nominated in accordance with the Company’s bylaws to serve until the next annual meeting of shareholders; and

(2)	ratify the appointment of KPMG LLP as the independent registered public accounting firm for the Company.

We also will be pleased to report on the affairs of the Company.

Whether or not you are able to attend, it is important that your shares be represented and voted at this meeting. Accordingly, please complete, sign and date the enclosed proxy and mail it in the envelope provided at your earliest convenience. Your prompt response would be greatly appreciated.

Sincerely,

Neil D. Wilkin, Jr.
Chairman of the Board of Directors,
President and Chief Executive Officer

YOUR VOTE IS IMPORTANT

Even if you plan to attend the meeting, please complete, sign and return promptly the enclosed proxy in the envelope provided to ensure that your vote will be counted. You may vote in person if you so desire even if you have previously sent in your proxy.

OPTICAL CABLE CORPORATION

Notice of Annual Meeting of Shareholders

March 28, 2006

TO THE SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Optical Cable Corporation, a Virginia corporation (the “Company”), is scheduled to be held on March 28, 2006 at 10:00 a.m. local time at the Hotel Roanoke & Conference Center, 110 Shenandoah Avenue, Roanoke, Virginia for the following purposes:

1.	to elect six directors from the slate of directors nominated in accordance with the Company’s bylaws to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified;

2.	to ratify the appointment of KPMG LLP as the independent registered public accounting firm for the Company.; and

3.	to transact such other business as may properly come before the meeting and any adjournment thereof.

Only shareholders of record at the close of business on February 13, 2006 are entitled to notice of and to vote at the annual meeting and any adjournment thereof. All shareholders are cordially invited to attend the annual meeting in person. However, to assure your representation at the meeting, you are urged to complete, sign and date the enclosed form of proxy and return it promptly in the envelope provided. Shareholders attending the meeting may revoke their proxy and vote in person.

FOR THE BOARD OF DIRECTORS

Tracy G. Smith
Secretary

Roanoke, Virginia

February 20, 2006

OPTICAL CABLE CORPORATION

5290 CONCOURSE DRIVE

ROANOKE, VIRGINIA 24019

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

MARCH 28, 2006

Proxy Solicitation

This proxy statement is furnished to the holders of common shares, no par value (“Common Shares”), of Optical Cable Corporation, a Virginia corporation (the “Company”), in connection with the solicitation by the Board of Directors of the Company (sometimes referred to herein as the “Board” or the “Board of Directors”) of proxies for use at the annual meeting of shareholders to be held on Tuesday, March 28, 2006, or at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting of Shareholders. The purposes of the meeting and the matters to be acted upon are set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Board of Directors is not currently aware of any other matters that will properly come before the annual meeting.

Proxies for use at the annual meeting are being solicited by and on behalf of the Board of Directors of the Company. These proxy solicitation materials are first being mailed on or about February 20, 2006 to all shareholders entitled to vote at the annual meeting. Proxies will be solicited chiefly by mail. The Company will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of the shares and will reimburse them for their reasonable out-of-pocket expenses in so doing. Should it appear desirable to do so in order to ensure adequate representation of shares at the annual meeting, supplemental solicitations may also be made by mail or by telephone, facsimile, e-mail, or personal interviews by Directors, officers and regular employees of the Company, none of whom will receive additional compensation for these services. All expenses incurred in connection with this solicitation will be borne by the Company.

Revocability and Voting of Proxy

A form of proxy for use at the annual meeting and a return envelope for the proxy are enclosed. A shareholder may revoke the authority granted by his or her execution of a proxy at any time before the effective exercise of such proxy by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the annual meeting. The Company’s Common Shares represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. If no specifications are given, the shares represented thereby will be voted in favor of the matters as set forth in this proxy statement and the accompanying Notice of Annual Meeting of Shareholders, and in accordance with the best judgment of the Board of Directors on any other matters which may properly come before the annual meeting.

Record Date and Voting Rights

Only shareholders of record at the close of business on February 13, 2006 (the “record date”) are entitled to notice of and to vote at the annual meeting. As of the record date, 6,020,077 Common Shares were issued and outstanding. Each Common Share is entitled to one vote on all matters that may properly come before the annual meeting.

A majority of votes entitled to be cast on a particular matter, represented in person or by proxy, constitutes a quorum for purposes of the annual meeting. Once a Common Share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and any adjournment thereof, unless a new record date is set for the adjournment. Abstentions will be counted in determining the existence of a quorum, but Common Shares held by a broker, as nominee, and not voted on any matter will not be counted for such purpose.

The election of each nominee for Director requires the affirmative vote of the holders of a plurality of the votes cast in the election of Directors. All other matters to come before the annual meeting require the approval of the holders of a majority of the votes cast at the annual meeting. For this purpose, abstentions and broker non-votes will be deemed shares not voted on such matters, will not count as votes for or against the proposals, and will not be included in calculating the number of votes necessary for the approval of such matters.

Votes at the annual meeting will be tabulated by “Inspectors of Election” appointed by the Company.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board, currently comprised of six members, has nominated six persons for election as Directors. Unless otherwise specified, the enclosed proxy will be voted in favor of the persons named below to serve until the next annual meeting and until their successors are elected and qualified. Each person named below is now a Director of the Company. In the event any of the nominees are unable to serve as a Director, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee. All nominees have consented to be named and have indicated their intent to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve or that any vacancy on the Board of Directors will occur as a result of a nominee being unable to serve.

The names of the nominees and certain other information about the nominees are set forth below:

Nominee	Age	Director Since	Office Held with Company
Neil D. Wilkin, Jr.	42	2001	Chairman of the Board of Directors, President and Chief Executive Officer

Luke J. Huybrechts	61	1995	Director and Senior Vice President of Operations

Randall H. Frazier	55	1996	Director

John M. Holland	60	1996	Director

Craig H. Weber	46	2002	Director

John B. Williamson, III	51	2004	Director

Mr. Wilkin is Chairman of the Board of Directors, President and Chief Executive Officer of the Company. He was named Chairman of the Board and Chief Executive Officer in September 2003, in addition to his previously held positions as President and as a member of the Board of Directors. Mr. Wilkin was first elected a Director and was named Chief Financial Officer and Senior Vice President of the Company in September 2001. In December 2001, Mr. Wilkin became Acting-President in addition to his role as Chief Financial Officer, and on April 11, 2002 he was named President by the Board of Directors. Prior to joining the Company, Mr. Wilkin served as Senior Vice President, Chief Financial Officer and Treasurer of homebytes.com, incorporated (“Homebytes”), a nationally licensed real estate brokerage company. Mr. Wilkin joined Homebytes in January 2000. He also was Senior Vice President and Chief

Financial Officer of Owners.com, Inc., a subsidiary of Homebytes. On June 1, 2001, both Homebytes and Owners.com, Inc. filed for bankruptcy protection. Mr. Wilkin previously practiced law for over 5 years concentrating on mergers and acquisitions, corporate finance, and general corporate matters. He worked at two law firms: McGuireWoods LLP in Richmond, Virginia and Kirkland & Ellis in Washington, D.C. A CPA since 1986, Mr. Wilkin practiced with Coopers & Lybrand (a predecessor to PricewaterhouseCoopers) before returning to graduate business school and law school. Mr. Wilkin earned his MBA from the Darden School at the University of Virginia, is a graduate of the University of Virginia School of Law, and received his undergraduate degree from McIntire School of Commerce at the University of Virginia.

Mr. Huybrechts was named Senior Vice President of Operations on May 24, 2004. Prior to May 24, 2004, and since joining the Company in 1986, Mr. Huybrechts was Senior Vice President of Sales. Mr. Huybrechts was elected a Director of the Company in August 1995. Prior to joining the Company, Mr. Huybrechts worked at ITT’s Electro-Optical Products Division for 10 years in marketing, sales and research and development in fiber optic communications. Mr. Huybrechts has served on the Board of Directors of Cybermotion Inc. since 1998. Mr. Huybrechts holds bachelors and masters degrees in electrical engineering from Carnegie Mellon University.

Mr. Frazier was elected a Director of the Company in April 1996. Mr. Frazier is currently President and Chief Executive Officer of R. Frazier, Inc., 1st Choice Financial, Inc. and 1st Manufacturers Computer Outlet, together a consortium of privately held companies that sell, service and finance electronic products to the home user market. Mr. Frazier founded R. Frazier, Inc. in 1988. Mr. Frazier was self-employed in various chemical and engineering businesses prior to the founding of R. Frazier, Inc. Mr. Frazier earned a bachelors degree in chemistry from Virginia Military Institute.

Mr. Holland was elected a Director of the Company in April 1996. Mr. Holland is President of Cybermotion Inc., a company he co-founded in 1984, and is a Principal of Holland Technical Services, a software and automation consulting firm specializing in the manufacturing industry that he founded in 2002. Mr. Holland’s previous employment experience includes the Electro-Optics Product Division of ITT where he was responsible for the design of the earliest fiber optic systems and the development of automated manufacturing systems for optical fiber. Mr. Holland holds numerous patents in fiber optics and robotics and is the author of three books. His most recent book, Designing Autonomous Mobile Robots – Inside the Mind of an Intelligent Machine, was published in 2003.

Mr. Weber was elected a Director of the Company in February 2002. Mr. Weber currently is Managing Partner of Hollymeade Group, LLC, a real estate investment firm that he founded in November 2003 and President of Hollymeade Land Services, LLC, an excavation company that he founded in January 2005. Previously, Mr. Weber was employed by Whitlock eBusiness Solutions, a business and technology consulting firm based in Richmond, Virginia, as President from July 2001 until February 2003 and as Chief Executive Officer from February 2003 until November 2003. Prior to joining Whitlock eBusiness Solutions, Mr. Weber was employed by homebytes.com, incorporated (“Homebytes”), a nationally licensed real estate brokerage company from August 1999 until May 2001. He served on the board of directors and in various executive officer capacities at Homebytes, including Executive Vice President and Chief Operating Officer. He also served as an executive officer and board member of Owners.com, Inc., a subsidiary of Homebytes. On June 1, 2001, both Homebytes and Owners.com, Inc. filed for bankruptcy protection. From 1997 to 1999, Mr. Weber was Vice President of Business Development and Chief Legal and Administrative Officer at Walco International, Inc. a national distributor of pharmaceuticals and other products used in the commercial production of food animals headquartered in Dallas/Ft. Worth, Texas. Prior to that, Mr. Weber practiced law for over 12 years concentrating on corporate finance, mergers and acquisitions and general corporate matters. He worked at two law firms: McGuireWoods LLP in Richmond, Virginia, where he was a partner, and Sullivan & Cromwell in New York, New York. Mr. Weber earned his MBA from the College of William and Mary, his law degree from the University of Virginia and his undergraduate degree from Cornell University.

Mr. Williamson was elected a Director of the Company in July 2004. Mr. Williamson is President, Chief Executive Officer and Chairman of the Board of RGC Resources, Inc. (Nasdaq NM: RGCO) located in Roanoke, Virginia. RGC provides natural gas sales and services in western Virginia. Mr. Williamson joined the predecessor to RGC Resources in 1992 and has served in a number of leadership capacities with that company, including Vice President of Rates and Finance, before becoming Chief Executive Officer and President in 1999, and later being named Chairman. Mr. Williamson serves on the board of directors of Botetourt Bankshares, Inc. and the community board of directors of the Lewis-Gale Medical Center. He also serves on the boards of directors of a number of community businesses and charitable organizations. Mr. Williamson earned his MBA from the College of William and Mary and received his undergraduate degree from Virginia Commonwealth University.

Code of Ethics

The Board adopted on February 10, 2004, a Code of Business Conduct and Ethics that applies to each of the Company’s directors, officers and employees. A copy of the Code of Business Conduct and Ethics can be found on the Company’s web site at www.occfiber.com. The Code of Business Conduct and Ethics sets forth the Company’s policies and expectations on a number of topics, including: Compliance with laws, rules and regulations; Conflicts of Interest; Insider Trading; Corporate Opportunities; Competition and Fair Dealing; Discrimination and Harassment; Health and Safety; Record-Keeping; Confidentiality; Protection and Proper Use of Company Assets; Prohibitions Against Payments to Government Personnel; Waivers of the Code of Business Conduct of Ethics; Amendments; Reporting any Illegal or Unethical Behavior; and Compliance Procedures.

The Audit Committee of the Board of Directors of the Company (“Audit Committee”) reviews the Code of Business Conduct and Ethics on an as needed basis, and proposes changes or amendments to the Code of Business Conduct and Ethics as appropriate. Changes or amendments proposed by the Audit Committee are submitted to the Board for review and approval.

The Board also adopted on February 10, 2004, a Code of Ethics for Chief Executive Officer and Senior Financial Officers, which applies to the President and Chief Executive Officer, the Chief Financial Officer and the Controller. The Code of Ethics for Chief Executive Officer and Senior Financial Officers was amended by the Board on January 28, 2006, to include the Director of Finance, a newly created position for the Company in 2005, as a senior financial officer, and to make some other clarifying changes. The Code of Ethics for Chief Executive Officer and Senior Financial Officers can be found on the Company’s web site at www.occfiber.com. Under the Code of Ethics for Chief Executive Officer and Senior Financial Officers, the Chief Executive Officer and senior financial officers have agreed to abide by principles governing their professional and ethical conduct.

The Audit Committee reviews the Code of Ethics for Chief Executive Officer and Senior Financial Officers on an as needed basis, and proposes changes or amendments to the Code of Ethics for Chief Executive Officer and Senior Financial Officers as appropriate. Changes or amendments proposed by the Audit Committee are submitted to the Board for review and approval.

Compensation of Directors

Each non-employee Director was paid an annual cash retainer of $16,250. Members of the Audit Committee and the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) were each paid an additional annual cash retainer of $4,000 and $2,500, respectively. Further, the Chairman of the Audit Committee was paid an additional annual cash retainer of $1,000. Each non-employee Director also received 1,750 Common Shares as compensation for their service. Additionally, each non-employee Director was paid $500 for each board and committee meeting that he attended. The Company reimbursed the non-employee Directors for their reasonable out-of-pocket expenses related to attending meetings of the Board of Directors or any of its committees. In addition, each non-employee Director received a non-monetary gift valued at $1,414 for their participation on the Board. Management Directors did not receive any compensation for their services as Directors other than the compensation they receive as employees of the Company, except that the management Directors also received a non-monetary gift valued at $1,414 for their participation on the Board.

Adoption of Equity Ownership and Retention Policy for Non-employee Directors

On February 14, 2006, the Board of Directors adopted an Equity Ownership and Retention Policy for Non-employee Directors. The policy is applicable to all non-employee members of the Company’s Board. This policy requires each non-employee member of the Board to accumulate over a set period and retain, a minimum value of shares of the Company’s common stock, and also to retain minimum percentages of shares of the Company’s common stock awarded to them under any non-employee directors stock plan. The intention of this policy is to ensure non-employee members of the Board have wealth at risk in the Company’s common stock, further aligning the interests of the Board with those of the shareholders. A copy of the Equity Ownership and Retention Policy for Non-employee Directors can be found on the Company’s web site at www.occfiber.com.

Meetings of the Board of Directors and Committees

The Board of Directors held a total of eleven meetings during the Company’s fiscal year ended October 31, 2005. Each Director attended in person or telephonically at least 75% of the meetings held by the Board of Directors and all committees thereof on which each Director served or, in the event that membership was for a partial year, at least 75% of the meetings occurring during the period of membership. It is the policy of the Company that Directors attend annual meetings of shareholders. All of the Directors of the Company at the time of the last annual meeting of shareholders attended that meeting. The Board of Directors has determined that each of Messrs. Frazier, Holland, Weber and Williamson qualify as independent directors in accordance with the listing standards and rules of the Nasdaq Stock Market, Inc. (“Nasdaq”).

Shareholders may send communications to the Board of Directors by mailing the same addressed to Board of Directors (or addressed to a specific individual director), Optical Cable Corporation, 5290 Concourse Drive, Roanoke, Virginia 24019.

The Board of Directors has established two standing committees: the Audit Committee and the Compensation Committee.

The Audit Committee is comprised of Messrs. Frazier, Weber and Williamson. Messrs. Frazier, Weber and Williamson are considered independent under the listing standards of Nasdaq and the SEC’s audit committee independence standards. Each of Messrs. Frazier, Weber and Williamson are financially sophisticated. During 2005, the Board of Directors determined that Mr. Williamson qualifies as an Audit Committee Financial Expert, as such term is defined under Item 401(h) of Regulation S-K . Accordingly, the Board of Directors has designated Mr. Williamson as its financial expert and has further named Mr. Williamson Audit Committee Chairman. The Audit Committee met eight times during the fiscal year.

The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which was attached to the Company’s proxy statement filed in 2003 and is on the Company’s web site at www.occfiber.com. The Audit Committee selects, subject to shareholders’ ratification, the independent registered public accounting firm of the Company, discusses and reviews the scope and the fees of the prospective annual audit, reviews the results of the annual audit with the Company’s independent registered public accounting firm, reviews compliance with existing major accounting and financial policies of the Company, reviews the adequacy of the financial organization of the Company, reviews management’s procedures and policies relative to the adequacy of the Company’s internal accounting controls and compliance with federal and state laws relating to accounting practices, and reviews and approves transactions, if any, with affiliated parties.

The Compensation Committee is comprised of Messrs. Frazier and Mr. Weber. The Compensation Committee met four times during the fiscal year. The Compensation Committee and Board of Directors, as appropriate, administer the Company’s 1996 Stock Incentive Plan and the Company’s 2005 Stock Incentive Plan. Since December 2001, the Compensation Committee has consisted of only non-employee Directors.

The Compensation Committee: (i) reviews and approves all compensation for the President and Chief Executive Officer; (ii) reviews and approves the President and Chief Executive Officer’s employment agreement, if any; (iii) reviews recommendations made by the President and Chief Executive Officer with respect to compensation for all executive officers other than the President and Chief Executive Officer; (iv) reviews recommendations made by the President and Chief Executive Officer with respect to employment agreements, if any, for all executive officers other than the President and Chief Executive Officer; (v) reviews recommendations made by the President and Chief Executive Officer with respect to, and approves and administers, the annual management incentive plan, if any, for officers and managers of the Company; (vi) establishes the individual goals for the President and Chief Executive Officer under any annual management incentive plan; and (vii) carries out related responsibilities required by the rules of the U.S. Securities and Exchange Commission. The Company’s 1996 Stock Incentive Plan, its 2005 Stock Incentive Plan, and any subsequently adopted stock incentive plan is or will be administered by the Compensation Committee or the full Board of Directors, as appropriate.

The Company does not have a nominating committee because the Company has determined that since it only has six Directors, a nominating committee is not necessary. Any contemplation of a new director would be discussed with the entire Board of Directors. Following any discussion with the entire Board of Directors, the Company’s independent directors, Messrs. Frazier, Holland, Weber and Williamson would determine and vote as to whether the individual named will be nominated to the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE DIRECTORS NAMED ON THE ENCLOSED PROXY.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee has selected, subject to ratification by the shareholders, the firm of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2006. Although action by the shareholders in this matter is not required, the Board of Directors believes that it is appropriate to seek shareholder ratification of this appointment. In the event the shareholders do not ratify the selection of KPMG LLP, the selection of another independent registered public accounting firm will be considered by the Audit Committee.

A representative of KPMG LLP is expected to attend the annual meeting. The representative will have the opportunity to make a statement, if he so desires, and will be available to respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2006.

BENEFICIAL OWNERSHIP OF SECURITIES

Except as noted below, the following table sets forth information as of February 13, 2006 regarding the beneficial ownership of the Company’s Common Shares of (i) each person known to the Company to be the beneficial owner, within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of more than 5% of the outstanding Common Shares, (ii) each director and nominee of the Company, (iii) each current executive officer of the Company named in the Summary Compensation Table (see “Executive Compensation”) and (iv) all executive officers and Directors and nominees of the Company as a group. Unless otherwise indicated, the address of each named beneficial owner is c/o Optical Cable Corporation, 5290 Concourse Drive, Roanoke, Virginia 24019. Except to the extent indicated in the footnotes, each of the beneficial owners named below has sole voting and investment power with respect to the shares listed.

Name and Address	No. of Shares		Percent of Class
Neil D. Wilkin, Jr.	248,500	(1)	4.13%
Luke J. Huybrechts	104,124	(2)	1.73%
Charles W. Carson	45,597	(3)	*
Tracy G. Smith	62,208	(4)	1.03%
Randall H. Frazier	6,791	(5)	*
John M. Holland	7,791	(6)	*
Craig H. Weber	39,516	(7)	*
John B. Williamson, III	5,312	(8)	*
FMR Corp.(9)	579,700		9.63%
Dimensional Fund Advisors Inc.(10)	305,159		5.07%
All Directors and executive officers as a group (8 persons)	519,839		8.63%

*	Less than 1%

(1)

Includes 31,250 shares that Mr. Wilkin may acquire within 60 days of the date hereof through the exercise of stock options granted pursuant to the 1996 Stock Incentive Plan, and 40,000 shares that Mr. Wilkin may acquire within 60 days of the date hereof through the exercise of warrants purchased by Mr. Wilkin from third parties in arms length transactions. Also includes 57,500 shares of restricted stock granted on January 28, 2006 pursuant to the 2005 Stock Incentive Plan, all of which are still subject to forfeiture; and 45,000 shares of restricted stock granted on December 17, 2004 and 28,500 shares of restricted stock granted on December 30, 2003 pursuant to the 1996 Stock Incentive Plan, portions of which are still subject to forfeiture. See the “Executive Officer Compensation” section of this proxy statement for a description of vesting criteria of these restricted share awards. Mr. Wilkin owns 45,124 Common Shares jointly with his wife, who shares voting and investment power as to those shares. Additionally, the warrants owned by Mr. Wilkin are held jointly with his wife who shares investment power as to the warrants. Mr. Wilkin disclaims beneficial ownership of 460 shares held by his minor children and which are excluded from the number of shares set forth above.

(2)	Includes 19,328 shares that Mr. Huybrechts may acquire within 60 days of the date hereof through the exercise of stock options granted pursuant to the 1996 Stock Incentive Plan, and 4,046 shares that Barbara Huybrechts, his wife, may acquire within 60 days of the date hereof through the exercise of options granted pursuant to the 1996 Stock Incentive Plan. Also includes 5,000 shares that Mr. Huybrechts may acquire within 60 days of the date hereof through the exercise of warrants purchased by Mr. Huybrechts from third parties in arms length transactions. Also includes 34,500 shares of restricted stock granted on January 28, 2006 pursuant to the 2005 Stock Incentive Plan, all of which are still subject to forfeiture; and 21,000 shares of restricted stock granted on December 17, 2004 and 20,000 shares of restricted stock granted on December 30, 2003 pursuant to the 1996 Stock Incentive Plan, portions of which are still subject to forfeiture. See the “Executive Officer Compensation” section of this proxy statement for a description of vesting criteria of these restricted share awards. Mr. Huybrechts owns 250 Common Shares jointly with his wife, who shares voting and investment power as to those shares. Additionally, the warrants owned by Mr. Huybrechts are held jointly with his wife who shares investment power as to the warrants.

(3)	Includes 5,000 shares that Mr. Carson may acquire within 60 days of the date hereof through the exercise of warrants purchased by Mr. Carson from third parties in arms length transactions. Also includes 21,000 shares of restricted stock granted on December 17, 2004 and 19,597 shares of restricted stock granted on December 30, 2003 pursuant to the 1996 Stock Incentive Plan, portions of which are still subject to forfeiture. See the “Executive Officer Compensation” section of this proxy statement for a description of vesting criteria of these restricted share awards. The warrants owned by Mr. Carson are held jointly with his wife, who shares investment power as to the warrants.

(4)	Includes 3,750 shares that Ms. Smith may acquire within 60 days of the date hereof through the exercise of stock options granted pursuant to the 1996 Stock Incentive Plan, and 2,500 shares that Ms. Smith may acquire within 60 days of the date hereof through the exercise of warrants purchased by Ms. Smith from a third party in an arms length transaction. Also includes 22,500 shares of restricted stock granted on January 28, 2006 pursuant to the 2005 Stock Incentive Plan, all of which are still subject to forfeiture; and 18,500 shares of restricted stock granted on December 17, 2004 and 14,208 shares of restricted stock granted on December 30, 2003 pursuant to the 1996 Stock Incentive Plan, portions of which are still subject to forfeiture. See the “Executive Officer Compensation” section of this proxy statement for a description of vesting criteria of these restricted share awards. Ms. Smith owns 750 Common Shares jointly with her husband, who shares voting and investment power as to those shares. Additionally, the warrants owned by Ms. Smith are held jointly with her husband who shares investment power as to the warrants.

(5)	Includes 1,041 shares that Mr. Frazier may acquire through the exercise of stock options within 60 days of the date hereof, and 2,500 shares that Mr. Frazier may acquire within 60 days of the date hereof through the exercise of warrants purchased by Mr. Frazier from a third party in an arms length transaction.

(6)	Includes 1,041 shares that Mr. Holland may acquire through the exercise of stock options within 60 days of the date hereof, and 3,500 shares that Mr. Holland may acquire within 60 days of the date hereof through the exercise of warrants purchased by Mr. Holland from a third party in an arms length transaction.

(7)	Includes 1,041 shares that Mr. Weber may acquire through the exercise of stock options within 60 days of the date hereof, and 7,500 shares that Mr. Weber may acquire within 60 days of the date hereof through the exercise of warrants purchased by Mr. Weber from third parties in arms length transactions.

(8)	Mr. Williamson owns 2,062 Common Shares jointly with his wife, who shares voting and investment power as to those shares.

(9)	FMR Corp.’s address is 82 Devonshire Street, Boston, MA 02109.

(10)	Dimensional Fund Advisors Inc.’s address is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

EXECUTIVE OFFICERS

The current executive officers of the Company are: Neil D. Wilkin, Jr., Chairman of the Board, President and Chief Executive Officer; Luke J. Huybrechts, Senior Vice President of Operations and Tracy G. Smith, Vice President and Chief Financial Officer. During fiscal year 2005 and through February 14, 2006, the date his employment with the Company terminated, Charles W. Carson, Senior Vice President of Marketing and Sales was also an executive officer of the Company. See the information concerning nominees for Directors above for certain information concerning Messrs. Wilkin and Huybrechts.

Charles W. Carson, age 60, became Senior Vice President of Marketing and Sales on May 24, 2004. Mr. Carson was Senior Vice President of Marketing and Strategy from January 2, 2003 through May 24, 2004. Mr. Carson joined the Company from Pirelli Cable, where he worked for a total of 13 years, most recently holding the position of Vice President of Marketing and Customer Service. Mr. Carson has over 20 years of business experience in fiber optic cable. Mr. Carson’s employment with the Company terminated on February 14, 2006.

Tracy G. Smith, age 38, became the Vice President and Chief Financial Officer on September 16, 2003. Prior to becoming Vice President and Chief Financial Officer, Ms. Smith served as the Company’s Controller from May 1, 2002 through September 15, 2003. Ms. Smith was named Secretary of the Company effective June 22, 2004. Prior to joining the Company, Ms. Smith was the Corporate Controller for RBX Corporation. Ms. Smith is a CPA and has over 12 years of experience in public accounting with KPMG LLP. Ms. Smith left KPMG LLP in December of 2001.

There are no family relationships among the directors or executive officers of the Company.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning compensation paid by the Company to the Chief Executive Officer and to all other executive officers of the Company whose total salary and bonus exceeded $100,000 for the fiscal year ended October 31, 2005.

Summary Compensation Table

Name and Principal Position	Fiscal Years	Annual Compensation						Long-Term Compensation Awards
		Salary ($)	Bonus ($)		Other Annual Compensation ($)			Options Granted (#)(4)	All Other Compensation ($)(5)
Neil D. Wilkin, Jr. Chairman of the Board, President and Chief Executive Officer	2005 2004 2003	$250,000 250,000 250,000	$146,444 198,868 73,208		$	— 4,805	(1)	45,000 28,000 —	$12,101 9,856 19,677

Luke J. Huybrechts, Sr. Vice President of Operations	2005 2004 2003	$175,000 175,000 175,000	$69,830 80,200 51,036		$	— — —		21,000 20,000 —	$12,696 10,330 14,341

Charles W. Carson, Sr. Vice President of Marketing and Sales	2005 2004 2003	$175,000 175,000 145,830	$69,830 80,200 67,530	(2)	$	— — 23,459	(3)	21,000 20,000 —	$11,474 10,000 —

Tracy G. Smith, Vice President and Chief Financial Officer	2005 2004 2003	$147,333 133,000 101,755	$46,970 39,333 22,318		$	— — —		18,500 14,500 —	$9,540 10,757 6,777

(1)	Amount represents relocation expenses paid to Mr. Wilkin on December 31, 2003, above the amount estimated and accrued as of October 31, 2002, as agreed by the Compensation Committee.

(2)	Amount includes a $25,000 signing bonus paid to Mr. Carson.

(3)	Amount represents relocation expenses paid to Mr. Carson.

(4)	Includes restricted share awards.

(5)	These amounts represent the Company’s accrued contributions to the Company’s 401(k) retirement savings plan on behalf of the individual executive officers during the fiscal year. Additionally, for Mr. Wilkin and Mr. Huybrechts, the amount for fiscal year 2005 includes a non-monetary gift provided in the amount of $1,414 for their participation on the Board of Directors. Since January 1, 2004, the Company’s 401(k) retirement savings plan has a maximum matching contribution per employee of $10,000 per calendar year. However, the amounts accrued and expensed in any one fiscal year for the Company’s matching contribution to the 401(k) retirement savings plan for the benefit on an employee can vary from the calendar year limit due to timing of employee contributions during the applicable calendar years and the fact that the plan year is based on a period that does not coincide with the Company’s fiscal year. The amounts accrued for the Company’s matching contribution at the Company’s fiscal year end are based on the individual participant’s salary deferral elections during the Company’s fiscal year.

Stock Option Grants

The Company did not grant any stock options in the last fiscal year.

Aggregated Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth certain information concerning stock options exercised during the fiscal year ended October 31, 2005 by executive officers named in the Summary Compensation Table above and the value of unexercised options held by such executive officers as of October 31, 2005.

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($) (1)	Number of Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at October 31, 2005 ($) (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Neil D. Wilkin, Jr.	—	$—	31,250	—	$—	$—
Luke J. Huybrechts	—	—	18,439	889	—	—
Charles W. Carson	—	—	—	—	—	—
Tracy G. Smith	—	—	3,500	1,500	4,865	2,085

(1)	Represents the difference between the exercise price of the outstanding options and the closing price of the Common Shares on the date the option was exercised.

(2)	Represents the difference between the exercise price of the outstanding options and the closing price of the Common Shares on October 31, 2005, which was $6.03 per share.

Employment Agreements

Neil D. Wilkin, Jr. (Chairman of the Board, President and Chief Executive Officer)

Mr. Wilkin is employed pursuant to an employment agreement dated as of November 1, 2002, approved by the Compensation Committee. Under the terms of this employment agreement, Mr. Wilkin is paid an annual base salary of $250,000, which may be increased periodically. Additionally, during fiscal year 2005, Mr. Wilkin had an annual bonus opportunity under the Optical Cable Corporation 2005 Management Incentive Plan (the “2005 Management Bonus Plan”) equal to 40% of his annual base salary pursuant to the terms of his agreement. The amount of the annual bonus opportunity paid was dependent on the achievement of a quantified corporate EBITDA goal, with his actual bonus being levered up or down based on performance relative to that goal. Additionally, the Compensation Committee had the option, at its discretion, to increase or decrease the amount of the annual bonus (if any) by up to 20% of the amount of the bonus earned based on the achievement of specific individual goals. The maximum award payable to any individual participant in the 2005 Management Bonus Plan was 200% of the participant’s target bonus opportunity. Mr. Wilkin’s employment agreement also anticipates that he will participate in grants of long-term equity compensation awarded from time to time to senior executives pursuant to equity participation plans, including grants under the Optical Cable Corporation 2005 Stock Incentive Plan. Mr. Wilkin’s employment agreement is renewable on each November 1st for a one year term. Mr. Wilkin is currently the Chairman of the Board of Directors, President and Chief Executive Officer. Mr. Wilkin was paid a bonus of $146,444 pursuant to the 2005 Management Bonus Plan.

Luke J. Huybrechts (Senior Vice President of Operations)

Mr. Huybrechts is employed pursuant to an employment agreement, dated as of November 1, 2002, proposed by the President and Chief Executive Officer and approved by the Compensation Committee. Under the terms of this employment agreement, Mr. Huybrechts is paid an annual base salary of $175,000, which may be increased periodically. Additionally, Mr. Huybrechts had an annual bonus opportunity under the 2005 Management Bonus Plan equal to 35% of his annual base salary pursuant to the terms of his agreement. The amount of the annual bonus opportunity paid was dependent on the achievement of a quantified corporate EBITDA goal, as well as achievement of certain quantified divisional goals and specifically identified divisional objectives, with his actual bonus being levered up or down based on performance relative to those goals. Additionally, the President and Chief Executive Officer had the option, at his discretion, to increase or decrease Mr. Huybrechts’ annual bonus (if any) by up to 20% of the amount of the bonus earned by Mr. Huybrechts based on his achievement of specific individual goals. Only the Compensation Committee could increase the aggregate amount payable under the 2005 Management Bonus Plan. Therefore, aggregate discretionary bonus increases for all participants could not exceed the aggregate discretionary bonus decreases for all participants without the approval of the Compensation Committee. The maximum award payable to any individual participant in the 2005 Management Bonus Plan was 200% of the participant’s target bonus opportunity. Mr. Huybrechts’ employment agreement also anticipates that he will participate in grants of long-term equity compensation awarded from time to time to senior executives pursuant to equity participation plans, including grants under the Optical Cable Corporation 2005 Stock Incentive Plan. Mr. Huybrechts’ employment agreement is renewable on each November 1st for a one year term. Mr. Huybrechts was paid a bonus of $69,830 pursuant to the 2005 Management Bonus Plan.

Charles W. Carson (Senior Vice President of Marketing and Sales)

Mr. Carson was employed by the Company through February 14, 2006, pursuant to an employment agreement, dated as of January 2, 2003, proposed by the President and Chief Executive Officer and approved by the Compensation Committee. Under the terms of this employment agreement, Mr. Carson is paid an annual base salary of $175,000, which may be increased periodically. Additionally, Mr. Carson had an annual bonus opportunity under the 2005 Management Bonus Plan equal to 35% of his annual base salary pursuant to the terms of his agreement. The amount of the annual bonus opportunity paid was dependent on the achievement of a quantified corporate EBITDA goal, as well as achievement of certain quantified divisional goals and specifically identified divisional objectives, with his actual bonus being levered up or down based on performance relative to those goals. Additionally, the President and Chief Executive Officer had the option, at his discretion, to increase or decrease Mr. Carson’s annual bonus (if any) by up to 20% of the amount of the bonus earned by Mr. Carson based on his achievement of specific individual goals. Only the Compensation Committee could increase the aggregate amount payable under the 2005 Management Bonus Plan. Therefore, aggregate discretionary bonus increases for all participants could not exceed the aggregate discretionary bonus decreases for all participants without the approval of the Compensation Committee. The maximum award payable to any individual participant in the 2005 Management Bonus Plan was 200% of the participant’s target bonus opportunity. Mr. Carson’s employment agreement also anticipates that he will participate in grants of long-term equity compensation awarded from time to time to senior executives pursuant to equity participation plans, including grants under the Optical Cable Corporation 2005 Stock Incentive Plan. Mr. Carson was paid $69,830 pursuant to the 2005 Management Bonus Plan. Mr. Carson’s employment was terminated on February 14, 2006. In connection with his termination, Mr. Carson executed a separation agreement that he may revoke during a required seven-day waiting period ending February 21, 2006. Pursuant to the terms of his employment agreement and the separation agreement, and conditioned upon the expiration of the required waiting period without his revocation of the separation agreement, Mr. Carson will be paid: (i) his annual base salary of $175,000 during the period from February 15, 2006 through February 18, 2007, and (ii) a lump sum amount equal to the average of this annual bonus during the past three years totaling $70,022 on or about February 21, 2006.

Tracy G. Smith (Vice President and Chief Financial Officer)

Ms. Smith is employed pursuant to an employment agreement, dated as of December 10, 2004, proposed by the President and Chief Executive Officer and approved by the Compensation Committee. Under the terms of this employment agreement, Ms. Smith is paid an annual base salary of $150,000, which may be increased periodically. Additionally, Ms. Smith had an annual bonus opportunity under the 2005 Management Bonus Plan equal to 25% of her annual base salary pursuant to the terms of her agreement. The amount of the annual bonus opportunity paid was dependent on the achievement of a quantified corporate EBITDA goal, as well as achievement of certain quantified divisional goals and specifically identified divisional objectives, with her actual bonus being levered up or down based on performance relative to those goals. Additionally, the President and Chief Executive Officer had the option, at his discretion, to increase or decrease Ms. Smith’s annual bonus (if any) by up to 20% of the amount of the bonus earned by Ms. Smith based on her achievement of specific individual goals. Only the Compensation Committee could increase the aggregate amount payable under the 2005 Management Bonus Plan. Therefore, aggregate discretionary bonus increases for all participants could not exceed the aggregate discretionary bonus decreases for all participants without the approval of the Compensation Committee. The maximum award payable to any individual participant in the 2005 Management Bonus Plan was 200% of the participant’s target bonus opportunity. Ms. Smith’s employment agreement also anticipates that she will participate in grants of long-term equity compensation awarded from time to time to senior executives pursuant to equity participation plans, including grants under the Optical Cable Corporation 2005 Stock Incentive Plan. The initial term of the agreement shall end on October 31, 2007, subject to certain renewal features. Ms. Smith was paid $46,970 pursuant to the 2005 Management Bonus Plan.

Compensation Committee Report on Executive Compensation

Compensation Committee Responsibilities

The responsibilities of the Compensation Committee of the Board of Directors include, among other things: (i) review and approval of all compensation for the President and Chief Executive Officer; (ii) review and approval of the President and Chief Executive Officer’s employment agreement, if any; (iii) review of recommendations made by the President and Chief Executive Officer with respect to compensation for all executive officers other than the President and Chief Executive Officer; (iv) review of recommendations made by the President and Chief Executive Officer with respect to employment agreements, if any, for all executive officers other than the President and Chief Executive Officer; (v) review of recommendations made by the President and Chief Executive Officer with respect to, and approval and administration of, the annual management incentive plan, if any, for key management personnel of the Company; (vi) establishment of the individual goals for the President and Chief Executive Officer under any annual management incentive plan; and (vii) carrying out related responsibilities required by the rules of the U.S. Securities and Exchange Commission. The Company’s 1996 Stock Incentive Plan, its 2005 Stock Incentive Plan, and any subsequently adopted stock incentive plan will be administered by the Board of Directors and the Compensation Committee of the Board of Directors, as appropriate. The Compensation Committee of the Board of Directors currently is composed of non-employee directors. The current members of the Compensation Committee are Messrs. Frazier and Weber.

Criteria for Compensation Levels

The Company has always sought to attract and retain qualified executives and employees able to positively contribute to the success of the Company for the benefit of its various stakeholders, the most important of which is its shareholders, but also including its customers, its employees, and the communities in which the Company operates.

The Compensation Committee (in establishing compensation levels for the President and Chief Executive Officer) and the Company (in establishing compensation levels for other executives) considers many factors, including, but not limited to, the individual’s abilities and executed performance that results in: the advancement of corporate goals of the Company, execution of the Company’s business strategies, contributions to positive financial results, and contributions to the development of the management team and other employees. An officer must demonstrate his or her ability to deliver results in his or her areas of responsibility, which can include, among other things: business development with new and existing customers, development of new products, efficient management of operations and systems, implementation of appropriate changes and improvements to operations and systems, personnel management, financial management, and strategic decision making. In determining compensation levels, the Compensation Committee and the Company also consider: competitiveness of compensation packages relative to other comparable companies, both inside and outside of the fiber optic industry, and experience of the individual.

Compensation levels for executive officers are generally reviewed annually, but may be reviewed more often as deemed appropriate.

Compensation Philosophy and Strategy

In addition to the “Criteria for Compensation Levels” set forth above, the Company has a “Compensation Philosophy” for all employees of the Company (set forth below), and a “Compensation Strategy for Key Management Personnel” (set forth below), a substantial portion of which also applies to all employees of the Company.

Compensation Philosophy

The Company’s compensation philosophy is as follows:

•	The Company believes that compensation is an integral component of its overall business and human resource strategies. The Company’s compensation plans will strive to promote the hiring and retention of personnel necessary to execute the Company’s business strategies and achieve its business objectives.

•	The Company’s compensation plans will be strategy-focused, competitive, and recognize and reward individual and group contributions and results. The Company’s compensation plans will promote an alignment of the interests of employees with the interests of the shareholders by having a meaningful portion of compensation based on financial results and actions that will generate future shareholder value.

•	In order to reward financial performance over time, the Company’s compensation programs generally will consist of: base compensation, short-term variable incentives and long-term variable incentives, as appropriate. Short-term variable incentives reward performance for periods of time covering one year or less. Long-term variable incentives reward performance for periods of time greater than one year.

•	The Company’s compensation plans will be administered consistently and fairly to promote equal opportunities for the Company’s employees.

Compensation Strategy for Key Management Personnel

The Company’s compensation strategy for its key management personnel is as follows:

•	Total compensation will include base salary and short-term and long-term variable incentives based on annual performance, and long-term variable incentives, in each case, where appropriate.

•	Compensation will be comparable to general and industry-specific compensation practices.

•	Generally, base compensation, and targeted short- and long-term variable compensation, will be established within the range of compensation of similarly situated companies. The Company’s organization size and complexity will be taken into account, and therefore similarly situated companies includes companies of similar size and complexity whether or not such companies are in the fiber optic cable industry.

•	When determining compensation for officers and senior managers, the Company takes into account the employee’s knowledge and experience, including industry specific knowledge and experience, to the extent such knowledge and experience contributes to the Company’s ability to achieve its business objectives.

•	The Company may adjust annual base salaries of employees if individual performance is at or above pre-established performance expectations.

•	Incentive award opportunities will increase or decrease in unison with short and long-term individual and/or corporate results.

•	Incentive compensation will make up a larger percentage of an employee’s total direct compensation when he or she has a significant impact on the financial and/or operational success of the Company.

•	Incentive compensation programs will be linked to strategic business objectives.

Analysis of Compensation Ranges for Key Management Personnel

The Compensation Committee uses an outside consultant to gather and analyze compensation data in order to establish comparable ranges of base compensation and targeted short- and long-term variable compensation ranges for similarly situated companies. Compensation data is gathered from proxies for publicly-traded companies in similar industries and/or of a similar size and complexity—a “compensation peer group.” In establishing the compensation peer group, the Company’s organization size and complexity is taken into account; therefore, the compensation peer group includes certain companies of similar size and complexity whether or not such companies are in the fiber optic cable industry. Additionally, compensation data is gathered from published compensation surveys of companies of similar size and complexity—which includes data from both publicly-traded and privately-held companies. The compensation data from these two sources is blended to provide a benchmark used for the purpose of evaluating an appropriate compensation ranges for base compensation and targeted short-and long-term variable compensation of key management personnel. Data from published compensation surveys is more heavily weighted in this analysis because that data reflects a heavier concentration of similarly sized companies.

Compensation of Executive Officers

Executive officer compensation is comprised of three components: base salary, annual incentive bonus compensation, and long-term incentive equity grants pursuant to the terms of the Company’s 1996 Stock Incentive Plan, its 2005 Stock Incentive Plan, and any subsequently adopted stock incentive plan.

Bonuses payable to each participant under the Optical Cable Corporation 2005 Management Incentive Plan (the “2005 Management Bonus Plan”) were levered up or down based on performance relative to the participant’s goals under the plan. Additionally, the Compensation Committee could, at its discretion, increase or decrease the President and Chief Executive Officer’s annual bonus (if any) by up to 20% of the amount of the bonus earned by Mr. Wilkin based on his achievement of specific individual goals. Further, the President and Chief Executive Officer may, at his discretion, increase or decrease the annual bonus (if any) of any other participant in the 2005 Management Bonus Plan by up to 20% of the amount of the bonus earned by such participant based on his or her achievement of specific individual goals. Only the Compensation Committee could increase the aggregate amount payable under the 2005 Management Bonus Plan. Therefore, the aggregate discretionary bonus increases for all participants cannot exceed the aggregate discretionary bonus decreases for all participants without the approval of the Compensation Committee. The maximum award payable to any individual participant in the 2005 Bonus Plan was 200% of the participant’s target bonus opportunity. As permitted by the 2005 Management Bonus Plan and at the recommendation of the President and Chief Executive Officer, the Compensation Committee decreased the amounts otherwise payable under the 2005 Management Bonus Plan by an aggregate of $60,000 in response to lower than expected earnings in the fourth fiscal quarter of 2005. As a result, bonuses to executive officers under the 2005 Management Bonus Plan were decreased by $22,920 for Mr. Wilkin, $9,522 for Mr. Huybrechts, $9,522 for Mr. Carson and $3,536 for Ms. Smith. The following bonuses were paid under the 2005 Management Bonus Plan to executive officers in January 2006: $146,444 to Mr. Wilkin, $69,830 to Mr. Huybrechts, $69,830 to Mr. Carson, and $46,970 to Ms. Smith.

Effective December 30, 2003, restricted stock awards were granted to Mr. Wilkin in the amount of 28,500 Common Shares; Mr. Huybrechts in the amount of 20,000 Common Shares; Mr. Carson in the amount of 20,000 Common Shares and Ms. Smith in the amount of 14,500 Common Shares. These restricted stock awards vest ratably on the last day of each fiscal quarter for 16 quarters beginning January 31, 2004. The restricted stock was issued pursuant to the 1996 Stock Incentive Plan. The restricted stock is subject to the following general restrictions: (i) no shares may be sold, transferred, pledged, or otherwise encumbered or disposed of until the restrictions have lapsed or been removed under the provisions of the 1996 Stock Incentive Plan, and (ii) unless otherwise determined by the Compensation Committee of the Board or the Board, or unless in the event of certain described transactions, if a holder of restricted stock ceases to be employed by the Company, any shares of restricted stock on which the restrictions have not lapsed or been otherwise removed will be forfeited. The Company allows the participants to utilize a net exercise feature whereby a participant forfeits a portion of his or her grant in lieu of payment of applicable withholding taxes. During fiscal year 2004, Mr. Carson and Ms. Smith utilized this feature, forfeiting 403 Common Shares and 292 Common Shares, respectively.

Effective December 17, 2004, restricted stock awards were granted to Mr. Wilkin in the amount of 45,000 Common Shares; Mr. Huybrechts in the amount of 21,000 Common Shares; Mr. Carson in the amount of 21,000 Common Shares and Ms. Smith in the amount of 18,500 Common Shares. In each instance, 80% of the shares will vest based on the passage of time, also referred to as the time-based shares. In all cases, the first vesting date for the time-based shares will be January 31, 2005. In the case of Mr. Wilkin, 15,000 of the time-based shares will vest quarterly over almost two years and 21,000 will vest quarterly over almost six years. In the case of Messrs. Huybrechts and Carson, all of the time-based shares will vest quarterly over almost five years; and, in the case of Ms. Smith, all of the time-based shares will vest quarterly over almost six years. The remaining 20% of the shares, also referred to as the stock performance-based shares, are generally eligible to vest over almost six years if the management team is able to provide total shareholder return (in terms of increase in share price plus dividends) at least 20% greater than the return of the Russell 2000® index. Greater shareholder returns can accelerate vesting of the stock performance-based shares, but the stock performance-based shares cannot vest more quickly than over four years. The first vesting date of the stock performance-based shares was October 31, 2005. For fiscal year 2005, the total shareholder return of the Company’s common stock compared to that of the Russell 2000® index was such that 25% of the stock performance-based shares vested in accordance with the terms of the grant for the year ended October 31, 2005. Failure to meet the performance criteria required for vesting will result in a portion or all of the stock performance-based shares being forfeited.

Effective January 28, 2006, restricted stock awards were granted to Mr. Wilkin in the amount of 57,500 Common Shares; Mr. Huybrechts in the amount of 34,500 Common Shares; and Ms. Smith in the amount of 22,500 Common Shares. In the case of Mr. Wilkin, and Ms. Smith, 70% of the shares will vest based on the passage of time, and in the case of Mr. Huybrechts, 50% of the shares will vest based on the passage of time. These shares are referred to as time-based shares. In the cases of Mr. Wilkin and Ms. Smith, the time-based shares will vest quarterly over a five year period beginning on April 30, 2006. In the case of Mr. Huybrechts, the time-based shares will vest annually over a three year period beginning on January 31, 2007. The remaining 30% of the shares of Mr. Wilkin and Ms. Smith are stock performance-based shares and are generally eligible to vest over almost five years if the management team is able to provide total shareholder return (in terms of increase in share price plus dividends) at least 20% greater than the return of the Russell 2000® index. Greater shareholder returns can accelerate vesting of the stock performance-based shares, but the stock performance-based shares cannot vest more quickly than over three years. The first vesting potential date of the stock performance-based shares is October 31, 2006. The remaining 50% of the shares of Mr. Huybrechts are operational performance-based shares and are generally eligible to vest over a two year period beginning on January 31, 2007, based on the achievement of certain operational performance goals Failure to meet the performance criteria required for vesting—whether for the stock performance-based shares or for the operational performance-based shares—will result in a portion or all of the shares being forfeited.

Equity Compensation Plan Information

The Company adopted the 1996 Stock Incentive Plan on March 1, 1996. The Company has issued almost all of the Common Shares reserved under the 1996 Stock Incentive Plan and does not anticipate making any additional grants under the 1996 Stock Incentive Plan. All of the executive officers were eligible to participate in the 1996 Stock Incentive Plan. Additionally, the Company’s employees participated in the 1996 Stock Incentive Plan. The 1996 Stock Incentive Plan was administered by the Board of Directors, and the Compensation Committee, as appropriate. All grants under the 1996 Stock Incentive Plan were approved by either the full Board of Directors or the Compensation Committee.

The 1996 Stock Incentive Plan was intended to provide a means for key employees to increase their personal financial interest in the Company, and stimulate efforts of those employees and strengthen their desire to remain with the Company. The Company had reserved 750,000 Common Shares (as adjusted for the 1-for-8 reverse stock split approved July 30, 2002) for issuance in connection with incentive awards granted under the 1996 Stock Incentive Plan. Under the 1996 Stock Incentive Plan, the Company granted (i) restricted stock awards and (ii) qualified incentive stock options at not less than fair market value on the date of grant.

The Company granted restricted stock awards under the 1996 Stock Incentive Plan totaling 149,000 shares on December 30, 2003. These restricted stock awards vest quarterly over four years with the first vesting date occurring on January 31, 2004. The Company granted restricted stock awards under the 1996 Stock Incentive Plan totaling 191,000 shares on December 17, 2004. Eighty percent of these restricted stock awards granted on December 17, 2004 vest quarterly over two to six years with the first vesting date occurring on January 31, 2004. Twenty percent of these restricted stock awards granted on December 17, 2004, also referred to as the stock performance-based shares, are generally eligible to vest over almost six years if the management team is able to provide total shareholder return (in terms of increase in share price plus dividends) at least 20% greater than the return of the Russell 2000® index. Greater shareholder returns can accelerate vesting of the stock performance-based shares, but the stock performance-based shares cannot vest more quickly than over four years. The first vesting date of the stock performance-based shares was October 31, 2005. For fiscal year 2005, the total shareholder return of the Company’s common stock compared to that of the Russell 2000® index was such that 25% of the performance-based shares vested in accordance with the terms of the grant for the year ended October 31, 2005. Failure to meet the performance criteria required for vesting for the stock performance-based shares will result in a portion or all of the shares being forfeited.

Options granted under the 1996 Stock Incentive Plan generally vested 25% after two years, 50% after three years, 75% after four years and 100% after five years or in equal quarterly installments over four years, with certain option grants vesting in equal monthly installments over four years.

The Compensation Committee received recommendations from the President and Chief Executive Officer for employees (other than the President and Chief Executive Officer) receiving a grant under the 1996 Stock Incentive Plan, and considered individual and Company performance in awarding long-term compensation pursuant to the 1996 Stock Incentive Plan. Although historically awards generally were in the form of qualified incentive stock options, the Compensation Committee moved toward granting restricted stock awards under the 1996 Stock Incentive Plan, with no stock options being awarded pursuant to the 1996 Stock Incentive Plan since June 2002.

Currently, substantially all of stock options previously awarded under the 1996 Stock Incentive Plan to employees have a exercise price significantly higher than the current price at which the Company’s Common Shares trade. The Compensation Committee believes that equity awards (including stock options), which reward Company stock price appreciation over the long-term, are particularly appropriate in light of the nature of the Company’s business and long-term business plans.

On March 29, 2005, the Company’s shareholders approved the Optical Cable Corporation 2005 Stock Incentive Plan (the “2005 Stock Incentive Plan”). The 2005 Stock Incentive Plan is intended to be the successor of the 1996 Stock Incentive Plan. The Company has reserved 1,000,000 shares of common stock for issuance pursuant to the 2005 Stock Incentive Plan. The Company granted restricted stock awards under the 2005 Stock Incentive Plan totaling 220,000 shares on January 28, 2006. Of the restricted stock awards granted on January 28, 2006, 147,100 shares are time-based shares, 129,850 shares of which vest quarterly over five years with the first vesting date occurring on April 30, 2006; and 17,250 shares of which vest annually over three years with the first vesting date occurring on January 31, 2007. Of the restricted stock awards granted on January 28, 2006, 55,650 shares are stock-performance based shares generally eligible to vest over almost five years if the management team is able to provide total shareholder return (in terms of increase in share price plus dividends) at least 20% greater than the return of the Russell 2000® index. Greater shareholder returns can accelerate vesting of the stock performance-based shares, but the stock performance-based shares cannot vest more quickly than over three years. The first vesting date of the stock performance-based shares is October 31, 2006. The remaining 17,250 shares of the restricted stock awards granted on January 28, 2006, are operational performance-based shares vesting over a two year period beginning on January 31, 2007 based on the achievement of certain operational performance goals. Failure to meet the performance criteria required for vesting—whether for the stock performance-based shares or for the operational performance-based shares—will result in a portion or all of the shares being forfeited.

Adoption of Equity Ownership and Retention Policy for the Senior Staff

On January 28, 2006, the Compensation Committee approved and recommended to the Board, and on February 14, 2006, the Board of Directors adopted, an Equity Ownership and Retention Policy for the Senior Staff. The policy is applicable to all members of the Company’s management team holding a position of Director or above, including each of the named executive officers. This policy requires each Senior Staff member to accumulate over a set period and retain, a minimum value of shares of the Company’s common stock, and also to retain minimum percentages of shares of the Company’s common stock awarded to them under any stock incentive plan. The intention of this policy is to ensure the Senior Staff has wealth at risk in the Company’s common stock, further aligning the interests of the management team with those of the shareholders. A copy of the Equity Ownership and Retention Policy for the Senior Staff can be found on the Company’s web site at www.occfiber.com.

Compensation for President and Chief Executive Officer During Fiscal Year 2005

Mr. Wilkin is employed pursuant to an employment agreement, dated as of November 1, 2002, approved by the Compensation Committee, the terms of which have been described previously in this proxy statement. This employment agreement, as previously described herein, provides for objective performance measures prior to the awarding of any bonus compensation. During fiscal year 2005, Mr. Wilkin earned a base salary of $250,000, and a year end bonus of $146,444 pursuant to the 2005 Management Bonus Plan.

Compliance with Section 162(m) of the Internal Revenue Code

The Company is subject to Section 162(m) of the Internal Revenue Code, which imposes a $1 million limit on the amount of compensation that may be deducted by the Company for a taxable year with respect to each of the Chief Executive Officer and the four most highly compensated executive officers of the Company. Performance-based compensation (such as compensation pursuant to the 1996 and 2005 Stock Incentive Plans), if it meets certain requirements, is not subject to the deduction limit. The Committee has reviewed the impact of Section 162(m) on the Company and believes that it is unlikely that the compensation paid to any of the executive officers during the current fiscal year will be deemed to exceed the limit. Furthermore, the 1996 and 2005 Stock Incentive Plans generally are designed to comply with the requirements of the performance-based compensation exception for the $1 million limit. The Committee will continue to monitor the impact of the Section 162(m) limit on the Company and to assess alternatives for avoiding any loss of tax deductions.

Respectfully submitted,

Randall H. Frazier – Compensation Committee Member

Craig H. Weber – Compensation Committee Member

Report of the Audit Committee

Messrs. Frazier, Weber and Williamson are members of the Audit Committee. Messrs. Frazier, Weber and Williamson are considered independent members of the Audit Committee under the listing standards of Nasdaq and under the SEC’s audit committee independence standards.

The Audit Committee operates under a written charter adopted by the Board of Directors.

Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board and the issuance of a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited financial statements with management and the independent registered public accounting firm. The independent registered public accounting firm discussed with the Audit Committee matters required to be communicated by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, and by SEC rules. These discussions included, among other things:

•	the independent registered public accounting firm’s judgments about the quality, not just the acceptability, of the Company’s accounting principles as applied in the Company’s financial statements;

•	the critical accounting policies and practices used by the Company;

•	any alternative treatments within U.S. generally accepted accounting principles for policies and practices related to material items that have been discussed with management, including ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent registered public accounting firm;

•	methods used to account for significant or unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the firm’s conclusions regarding the reasonableness of these estimates;

•	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates, and the disclosures in the financial statements;

•	audit adjustments and any uncorrected financial statement misstatements; and

•	other material written communications between the independent registered public accounting firm and management.

The independent registered public accounting firm also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and discussed with the Audit Committee the firm’s independence from the Company and its management.

Based on the Audit Committee’s discussion with management and the independent registered public accounting firm and the Audit Committee’s review of the representation of management regarding the audited financial statements and of the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2005, for filing with the Securities and Exchange Commission.

Respectfully submitted,

John B. Williamson, III – Audit Committee Chair

Randall H. Frazier – Audit Committee Member

Craig H. Weber – Audit Committee Member

Independent Registered Public Accounting Firm

The following table sets forth the amount of audit fees, financial information systems design and implementation fees, and all other fees billed or expected to be billed for services rendered by KPMG LLP, the Company’s independent registered public accounting firm, for the fiscal years ended October 31, 2005 and 2004.

	2005 Amount	2004 Amount
Audit fees (1)	$177,500	$178,500
Audit related fees	—	—
Tax Fees (2)	44,000	108,940
All other fees	—	—

Total fees	$221,500	$287,440

(1)	Audit fees include annual financial statement audit and limited quarterly review services in 2005 and 2004. In addition, audit fees included the review of registration statements on Form S-8 and issuance of consents in 2005 and 2004.

(2)	Tax fees consist of tax compliance and other tax services other than those directly related to the audit of the income tax accrual.

The Audit Committee of the Board of Directors of the Company has considered whether the provision of other non-audit services is compatible with maintaining KPMG LLP’s independence.

Performance Graphs

Five year graph

Comparison of 5 Year Cumulative Total Return

Assumes Initial Investment of $100

October 2005

Three year graph

Comparison of 3 Year Cumulative Total Return

Assumes Initial Investment of $100

October 2005

The above five year and three year graphs compare the yearly percentage change in cumulative total shareholder return of the Company’s Common Shares against the cumulative total return of (i) the Nasdaq stock market, (ii) the Russell 2000® index and (iii) a peer group, which consists of Belden CDT Inc. (formerly Belden Inc. and Cable Design Technologies Corp.), CommScope Inc. and General Cable Corp.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES ACT OF 1934

Section 16(a) of the Exchange Act requires the Company’s officers, Directors and persons who own more than 10 percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, Directors and greater than 10 percent shareholders are required by the regulation to furnish the Company with copies of the Section 16(a) forms which they file.

Except as set forth below, to the Company’s knowledge, based solely on review of copies of such reports furnished to the Company, and written representations from officers and Directors that no other reports were required during the fiscal year ended October 31, 2005, all Section 16(a) filing requirements applicable to the Company’s officers, Directors and greater than ten percent beneficial owners were complied with by such persons. Messrs. Wilkin, Huybrechts and Carson and Ms. Smith each filed a Form 4 on January 14, 2005, which included the late reporting of their individual awards of 45,000, 21,000, 21,000 and 18,500 shares of restricted stock under the Company’s incentive stock plan on December 17, 2004, respectively.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the year ended October 31, 2005, the Company incurred fees associated with consulting services provided by Mr. Holland totaling $55,785 for various engineering projects.

Barbara B. Huybrechts, wife of Luke J. Huybrechts, is an employee of the Company. Her compensation in fiscal year 2005 was $66,775, plus $10,993 for contributions made by the Company to the Company’s 401(k) retirement savings plan for her benefit. The maximum amount of the employer matching contribution per calendar year per employee is $10,000. The Company’s contribution to the Company’s 401(k) retirement savings plan for Ms. Huybrechts benefit of $10,993 is based on the expense accrued by the Company during fiscal year 2005, which covers part of both calendar years 2004 and 2005. Amounts expensed in any one fiscal year can vary from the calendar year limit due to timing of employee contributions during the applicable calendar years and the fact that the plan year is based on a period that does not coincide with the Company’s fiscal year. Amounts accrued for the employer matching contribution at the Company’s fiscal year end are based on the individual participant’s salary deferral elections during the Company’s fiscal year. Mr. Huybrechts has no supervisory responsibilities with respect to his wife.

OTHER MATTERS

The Board of Directors knows of no other business to be acted upon at the annual meeting or properly before the meeting other than those matters referred to in this proxy statement. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent in accordance with their best judgment.

NOMINATIONS AND PROPOSALS BY SHAREHOLDERS FOR 2007 ANNUAL MEETING

The Company’s bylaws prescribe the procedures that a shareholder must follow to nominate directors for election at an annual meeting or to bring other business before an annual meeting (other than matters that have been included in the Company’s proxy statement for such meeting). The Chairman of the meeting may refuse to acknowledge the nomination of any person as a director or any other proposal by a shareholder not made in compliance with these procedures. The following summary of these procedures is qualified by reference to the Company’s bylaws, a copy of which may be obtained without charge, upon written request to Tracy G. Smith, Secretary, Optical Cable Corporation, 5290 Concourse Drive, Roanoke, Virginia 24019.

A shareholder who desires to nominate a director for election at an annual meeting must give timely written notice thereof to the Secretary of the Company by personal delivery or first class U.S. mail, postage prepaid, at the address shown above. To be timely, a shareholder’s notice must be received no later than October 21, 2006, for nominations to be made at the 2007 annual meeting. The notice must contain the information specified in the bylaws regarding the shareholder giving the notice and each person whom the shareholder wishes to nominate for election as a director of the Company, if elected.

Shareholders of the Company who desire to bring any other business that is intended to be presented at the Company’s 2007 annual meeting of shareholders must be received by the Company no later than October 21, 2006 in order that it may be included in the proxy statement and form of proxy relating to that meeting. Any such proposal must meet the applicable requirements of the Exchange Act and the rules and regulations thereunder. Shareholder proposals to be presented at the 2007 annual meeting by means other than inclusion in the Company’s proxy statement must be received by the Company before December 15, 2006.

ANNUAL REPORT

A copy of the Company’s annual report for the fiscal year ended October 31, 2005, including the financial statements and notes thereto, is being mailed to the shareholders of record along with this proxy statement. The annual report is not incorporated by reference in this proxy statement and is not considered to be part of the proxy material.

FURTHER INFORMATION

The Company will provide without charge to each person from whom a proxy is solicited by the Board of Directors, upon the written request of any such person, a copy of the Company’s annual report on Form 10-K, including the financial statements and financial statement schedule attached as exhibits thereto, required to be filed with the U.S. Securities and Exchange Commission pursuant to the Exchange Act for the Company’s fiscal year ended October 31, 2005. Such written requests should be sent to the Company at its principal executive offices, 5290 Concourse Drive, Roanoke, Virginia 24019, attention Tracy G. Smith, Secretary. Additionally, the Company’s SEC filings are available to the public on the SEC Internet site (http://www.sec.gov).

Upon request, the Company will also furnish any other exhibit of the annual report on Form 10-K upon advance payment of reasonable out-of-pocket expenses of the Company related to the Company’s furnishing of such exhibit. Requests for copies of any exhibit should be directed to the Company at its principal executive offices, 5290 Concourse Drive, Roanoke, Virginia 24019, attention Tracy G. Smith, Secretary.

By Order of the Board of Directors

Tracy G. Smith
Secretary

Date: February 20, 2006

OPTICAL CABLE CORPORATION

Proxy Solicited on Behalf of the Board of Directors of Optical Cable

Corporation for the Annual Meeting of Shareholders to be Held March 28, 2006

The undersigned appoints Neil D. Wilkin, Jr. and Tracy G. Smith, or either of them, with full power of substitution, to attend the annual meeting of shareholders of Optical Cable Corporation on March 28, 2006, and at any adjournments thereof, and to vote all shares which the undersigned would be entitled to vote if personally present upon the following matters set forth in the Notice of Annual Meeting and proxy statement.

1.	Election of Directors

☐	FOR the SIX nominees listed below (except as marked to the contrary below)	☐	WITHHOLD AUTHORITY to Vote for the SIX nominees listed below

Nominees: Neil D. Wilkin, Jr.; Luke J. Huybrechts; Randall H. Frazier; John M. Holland; Craig H. Weber and John B. Williamson, III.

(INSTRUCTION: To withhold authority for any individual nominee, write that nominee’s name in the space provided below)

2.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm for the Company.

☐ FOR this proposal	☐ AGAINST this proposal	☐ ABSTAIN

3.	In their discretion, upon such other business as may properly come before the meeting and any adjournments thereof.

PLEASE DATE, SIGN AND RETURN PROXY PROMPTLY.

Receipt of Notice of Annual Meeting and Proxy Statement is hereby acknowledged.

Shareholder’s Signature

Joint Holder’s Signature (if applicable)

Date: ___________________________

When properly executed, this proxy will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of the nominees of the Board of Directors in the election of Directors, FOR proposal 2 above, and in accordance with the judgment of the person(s) voting the proxy upon such other matters properly coming before the meeting and any adjournments thereof. Please sign exactly as name(s) appear above.